K-TRONIK TO SELL BALLAST BUSINESS

Hackensack, New Jersey, January 20, 2005 – K-Tronik International Corp. (OTCBB: KTRK) ("K-Tronik") announces that it has entered into an agreement (the “Agreement”) to sell all of its interest in and to the fixed assets of its subsidiary, K-Troniks Asia Ltd. (“K-Troniks Asia”) for consideration of USD$260,000 (the “Purchase Proceeds”). The purchaser is FineTech Co. Ltd. (“FineTech”).

The terms of the Agreement call for K-Troniks Asia to use the Purchase Proceeds to retire the debts of K-Troniks Asia to FineTech.

K-Tronik and FineTech (collectively, the “Parties”) have also entered into concurrent letter and pledge agreements (the “Letter Agreement” and the “Pledge Agreement” respectively) whereby K-Tronik transfers to FineTech ownership of all of the issued and outstanding shares of K-Tronik N.A. Inc., its US subsidiary which owns K-Troniks Asia.

The transfer of the shares of K-Tronik N.A. Inc. has not yet been effected but is expected to be effected shortly.

The Agreement, the Letter Agreement and the Pledge Agreement are attached and provide full details as to their terms. All have been dated effective December 15, 2004 except for the Pledge Agreement which is dated December 10, 2004.

Prior to entering into these transactions with FineTech, K-Tronik was the sole shareholder of K-Tronik N.A. Inc. which produced electronic ballasts through its subsidiary K-Troniks Asia.

Upon final closing of the agreements described above, it is expected that FineTech will own all of the issued and outstanding shares of K-Tronik N.A. Inc. and the assets of K-Troniks Asia. It is further expected that K-Tronik will no longer be engaged in the business of manufacturing, distributing or selling electronic ballasts.

K-Tronik’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. K-Tronik, headquartered in Hackensack, New Jersey, is a publicly traded company listed on the Nasdaq OTCBB Exchange. Visit K-Tronik's website at www.k-tronik.com. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its products, consumer acceptance of such products, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.